EXHIBIT 99.1

For Immediate Release	Contact:
Elaine Grimsell Beckwith Neurogen Corp. 203-315-4615 elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
THIRD QUARTER 2004 FINANCIAL RESULTS

Branford, CT, November 5, 2004 — Neurogen Corporation (Nasdaq: NRGN ), a drug discovery and development company, today announced financial results for the three and nine month periods ended September 30, 2004.

Neurogen recognized a net loss for the third quarter of 2004 of $4.5 million, or $0.13 per share on 34.0 million weighted average shares outstanding. This compares to a net loss during the third quarter of 2003 of $7.4 million, or $0.42 per share on 17.7 million weighted average shares outstanding. The decrease in net loss is due partially to accelerated recognition of revenue previously deferred under Neurogen's collaboration with Aventis, as discussed below. The Company recognized a net loss for the nine months ended September 30, 2004 of $15.7 million, or $0.56 per share on 28.2 million weighted average shares outstanding, as compared to a net loss of $23.1 million, or $1.31 per share on 17.7 million weighted average shares outstanding, for the comparable period of 2003.

The net loss for the quarter and nine month periods was reduced primarily due to lower R&D expenses following the conclusion of inflammation program clinical trials and to revenue increases from two of the Company's drug discovery and development collaborations. Specifically, the following factors contributed to the reduction in net loss:

  Due to the recently announced termination of Neurogen's CRF-1 collaboration with Aventis, resulting from the recent combination of Sanofi-Synthelabo and Aventis, revenue recognition under the collaboration was accelerated and $1.7 million of license revenue was recognized during the current quarter compared to $0.5 million in the comparable period of 2003. The partnership will end on December 8, 2004 . The accelerated recognition of previously deferred license revenue has no cash impact on the current period.
  Also recognized during the quarter was $1.8 million in revenue from Neurogen's partnership with Merck for VR1-based drugs for pain, which commenced in January 2004.
  The decrease in net loss per share also reflected the impact of 14.3 million shares issued in a private placement closed in April 2004.

Operating revenue for the third quarter of 2004 increased to $4.2 million from $1.5 million for the third quarter of 2003 and for the nine months ended September 30, 2004 was $13.4 million compared to $4.5 million for the comparable period of 2003. The revenue increase for the current quarter was due to revenue from Neurogen's drug discovery and development collaborative agreements with Aventis and Merck as described above.

Research and development expenses, excluding non-cash stock compensation charges, for the third quarter of 2004 decreased 10% to $7.3 million from $8.1 million in the third quarter of 2003 and for the nine month period increased slightly to $24.9 million from $24.0 million in the comparable period of 2003. The decrease for the current quarter was due primarily to the conclusion of clinical trials in the Company's inflammation program during the second quarter of 2004.

General and administrative expenses, excluding non-cash stock compensation charges, for the third quarter of 2004 increased 54% to $2.0 million, compared to $1.3 million for the same period in 2003 and for the nine month period increased 34% to $5.5 million from $4.1 million for the comparable period of 2003. The increase for the current quarter is due primarily to audit and consulting expenses related to the Company's compliance with the Sarbanes-Oxley Act of 2002, as well as higher compensation, recruiting, and legal expenses.

Neurogen's total cash and marketable securities as of September 30, 2004 totaled $153.8 million and as of December 31, 2003 totaled $45.9 million. In April 2004, Neurogen received $100 million upon the closing of a private placement of stock led by Warburg Pincus and Baker Brothers Investments.

William H. Koster, Ph.D, President and CEO said, "We're moving forward with our strategy to achieve a balance of wholly-owned programs, as well as partnered programs, that we believe will provide the best risk-benefit profile and greatest value for our shareholders. Our strong cash position means that we can more fully exploit our highly efficient drug discovery platform and expand Neurogen's capacity to take new drugs further into the clinic. We're building for significant long term value on a foundation of the broad therapeutic utility of our drug discovery platform."

Webcast
The Company will host a conference call and webcast to discuss third quarter results at 10:00 a.m. EST today, November 5, 2004 . The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2004 . A replay of the call will be available after 1:00 pm EST on November 5, 2004 and accessible through the close of business, December 3, 2004 . To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 36984786.

About Neurogen Corporation
Neurogen Corporation targets new small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, currently: pain, inflammation, insomnia, depression, and obesity. Neurogen continues to generate a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. The Company conducts its drug research and clinical development independently or, on selected programs, collaborates with world-class pharmaceutical companies to access complementary expertise and additional resources.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, test ing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003

Operating revenues:
License fees	$ 2,463	$ 500	$ 4,963	$ 1,500
Research revenues	1,749	989	8,490	2,967

Total operating revenues	4,212	1,489	13,453	4,467

Operating Expenses:
Research and development
Stock compensation*	80	86	180	219
Other R&D	7,293	8,107	24,854	24,044

Total R&D	7,373	8,193	25,034	24,263

General and administrative:
Stock compensation*	149	158	454	474
Other G&A	2,009	1,304	5,542	4,126

Total G&A	2,158	1,462	5,996	4,600

Total operating expenses	9,531	9,655	31,030	28,863

Operating loss	(5,319)	(8,166)	(17,577)	(24,396)

Other income, net	561	383	1,576	951

Provision for income taxes	308	347	308	347

Net loss	$ (4,450)	$ (7,436)	$ (15,693)	$ (23,098)

Basic and diluted loss per share	$ (0.13)	$ (0.42)	$ (0.56)	$ (1.31)

Shares used in calculation of loss per share:
Basic and diluted	33,980	17,717	28,196	17,688

*The Company records stock compensation in accordance with APB 25 and accordingly recognizes no compensation expense for the option grants when the options granted have an exercise price equal to the fair market value at the date of grant. The stock compensation expense reported in the Statement of Operations is comprised of the expense associated with options granted in 1997 (for which variable accounting applies) and to restricted stock granted to certain officers, and options granted to non-employee consultants.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	September 30, 2004	December 31, 2003

Assets

Cash and cash equivalents	$21,639	$9,391
Marketable securities	132,218	36,518

Total cash and marketable securities	153,857	45,909
Receivables from corporate partners	1,635	16,962
Other current assets, net	1,633	1,976

Total current assets	157,125	64,847

Net property, plant & equipment	29,175	30,145
Other long-term assets	320	377

Total assets	$186,620	$95,369

Liabilities and Stockholders' Equity
Unearned revenue from corporate partners, current portion	$6,922	$5,000
Other current liabilities	5,453	7,792

Total current liabilities	12,375	12,792
Unearned revenue from corporate partners, net of current portion	9,725	15,860
Other long term liabilities	12,219	13,278

Total liabilities	34,319	41,930
Total stockholders' equity	152,301	53,439

Total liabilities and stockholders' equity	$186,620	$95,369